Exhibit 1.1

EXECUTION COPY

GLOBAL SHIP LEASE, INC.

1,400,000 Depositary Shares each representing 1/100th of one share of 8.75% Series B Cumulative Perpetual Preferred Stock,

liquidation preference $2,500 per share

UNDERWRITING AGREEMENT

August 13, 2014

August 13, 2014

Morgan Stanley & Co. LLC

as Manager on behalf of the several Underwriters

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Global Ship Lease, Inc., a corporation organized under the laws of the Marshall Islands (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom Morgan Stanley & Co. LLC is acting as manager (the “Manager”), 1,400,000 depositary shares (the “Depositary Shares”), each representing 1/100th of one share of 8.75% Series B Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $2,500 per share (the “Preferred Shares”) (the “Firm Securities”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 210,000 Depositary Shares, each representing 1/100th of one share of Preferred Shares (the “Additional Securities”). The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. The Preferred Shares, when issued, will be deposited against delivery of the Securities with Computershare Inc., as depositary (the “Depositary”) pursuant to the terms of the Deposit Agreement (the “Deposit Agreement”), to be dated as of August 20, 2014 among the Company, the Depositary and the holders from time to time of the Securities issued thereunder. The terms of the Preferred Shares will be set forth in a Certificate of Designation (the “Certificate of Designation”) to be filed by the Company with the Registrar of Corporations of the Republic of the Marshall Islands. If the firm or firms listed in Schedule I hereto include only the Manager, then the terms “Underwriters” and “Manager” as used herein shall each be deemed to refer solely to Morgan Stanley & Co. LLC.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (File No. 333-197518) on Form F-3, relating to securities (the “Shelf Securities”), including the Securities and the Preferred Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated July 28, 2014 in the form first used to confirm sales of the Securities and the Preferred Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities and the Preferred Shares in the form first used to confirm sales of the Securities and the Preferred Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

This Underwriting Agreement (this “Agreement”), the Deposit Agreement and the Certificate of Designation are hereinafter collectively referred to as the “Transaction Documents”.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and at the time of each sale of the Securities and the Preferred Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 5), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Manager expressly for use therein.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(e) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Prospectus and the Prospectus will not be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Investment Company Act”).

(f) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company other than to the Underwriters.

(g) None of the Company or affiliates (as defined pursuant to Rule 501(b) of Regulation D under the Securities Act, “Affiliates”), has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or the Preferred Shares.

(h) Each of the Company and its subsidiaries (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Time of Sale Prospectus and the Prospectus, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except in the case of (ii), where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”) or adversely affect the performance by the Company of its obligations under the Transaction Documents.

(i) Except as would not adversely affect the performance of the Company under any of the Transaction Documents or reasonably be expected to have a Material Adverse Effect, all the outstanding shares of capital stock or other equity interests of the Company and each of its subsidiaries has been duly authorized and validly issued and are fully paid and nonassessable, and all outstanding shares of capital stock or other equity interests of the Company’s subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien, encumbrance, charge or restriction on voting or transfer other than as of the date hereof, liens securing the senior secured revolving credit facility agreement among, inter alios, the Company, the guarantors from time to time party thereto and Citibank International PLC, as facility agent, dated as of March 19, 2014 (the “Revolving Facility Agreement”) and the 10.000% First Priority Secured Notes due 2019 of the Company issued on March 19, 2014 (the “Secured Notes”).

(j) The statements in the Time of Sale Prospectus and the Prospectus under the headings “Certain Tax Considerations”, “Description of the Series B Preferred Shares and Depositary Shares”, “Description of Preferred Shares” and “Certain ERISA Considerations” and the statements in the Company’s annual report for the fiscal year ended December 31, 2013 on Form 20-F filed with the Commission on April 22, 2014 (the “Annual Report”) under the heading “Item 4. Information on the Company—B. Business Overview—Environmental and Other Regulation” fairly summarize in all material respects the matters therein described.

(k) The Company has applied to have the Securities listed on the New York Stock Exchange (“NYSE”).

(l) The industry, statistical, market-related and similar data included or incorporated by reference in the Time of Sale Prospectus and the Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate in all material respects.

(m) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Time of Sale Prospectus and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(n) The Company has, or will have the full right, power and authority to execute and deliver the Transaction Documents, as applicable, and to perform its obligations thereunder; and all action (corporate or other) required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been, or with respect to the any Transaction Documents to be executed on the Closing Date will have been on such date, duly and validly taken.

(o) This Agreement has been duly authorized, executed and delivered by the Company; the Preferred Shares have been duly authorized by the Company for issuance and sale, and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable; and, with respect to the Preferred Shares, will have the rights, powers, preferences and designations as set forth in the Certificate of Designations, the Securities have been duly authorized by the Company; and, when the Securities have been issued and delivered against payment therefor and the Depositary Receipts have been duly executed and delivered by the Depositary, in accordance with this Agreement and the Deposit Agreement; the Securities will be validly issued and the holders of the Securities will be entitled to the benefits of the Deposit Agreement and the Depositary Receipts; and the issuance of such Securities and Preferred Shares will not be subject to any preemptive or similar rights and the Securities and the Preferred Shares will conform in all material respects to the description thereof in the Time of Sale Prospectus and the Prospectus; and the Deposit Agreement has been duly authorized by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, when executed and delivered by the parties thereto, will constitute a valid and legally binding instrument enforceable against the Company its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(p) No consent, approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or arbitrator or regulatory authority or body is required in connection with the transactions contemplated herein or in the other Transaction Documents, except (i) such as may be required under the securities or blue sky laws of any jurisdiction in which the Securities are offered and sold or (ii) as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or adversely affect the performance by any of the Company of its obligations under the Transaction Documents.

(q) None of the execution and delivery of this Agreement or other Transaction Documents, the issuance and sale of the Securities and the Preferred Shares, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof, will conflict with, or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, lien, charge or encumbrance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(r) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Time of Sale Prospectus and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the summary, selected and other historical and adjusted financial data set forth under the captions “Summary—Summary Consolidated Historical Financial and Other Data” and “Capitalization” in the Time of Sale Prospectus and the Prospectus and the selected financial data set forth under the caption “Item 3. Key Information—A. Selected Financial Data” in the Company’s Annual Report, in each case, fairly present, on the basis stated in the Time of Sale Prospectus and the Prospectus or the Annual Report, as applicable, the information included therein.

(s) The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(t) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company after reasonable inquiry, threatened that, individually or in the aggregate, (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a Material Adverse Effect, except in each case as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(u) None of the Company or any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except in the case of (ii) or (iii), for any such violation or default that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(v) PricewaterhouseCoopers Audit, who have expressed their own opinion with respect to certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements included or incorporated by reference in the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the Company in accordance with local accounting rules and within the meaning of the Securities Act.

(w) There are no documentary, stamp, issuance, registration, transfer or other taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or other Transaction Documents or the issuance or sale of the Securities or the Preferred Shares.

(x) Each of the Company and its subsidiaries has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(y) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(z) (i) The Company and each of its subsidiaries are: insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets (including vessels), employees, officers and directors are in full force and effect; (iii) the Company and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; (iv) there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause and neither the Company nor any of its subsidiaries have been refused any insurance coverage sought or applied for; and (v) neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business, except, in each case, as would not adversely affect the performance of the Company under any of the Transaction Documents or reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(aa) The Company and each of its subsidiaries possess all licenses, certificates, permits, consents, approvals and other authorizations issued by all applicable authorities necessary to conduct their respective businesses (other than Vessel Certifications and Environmental Licenses, each as defined below) (“Licenses”) and are in compliance with the terms and conditions of all such Licenses, except as would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(bb) Each of the vessels owned by the Company or any of its subsidiaries has current certifications from Bureau Veritas, Germanischer Lloyd, Lloyd’s Register or other classification society of recognized international standing (“Vessel Certifications”); the Company and each of its subsidiaries are in compliance in all material respects with the terms and conditions of all such Vessel Certifications; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Vessel Certifications.

(cc) Each of the vessels owned by the Company or any of its subsidiaries has been duly registered as a vessel under the laws and regulations and flag of the applicable jurisdiction in the sole ownership of the Company or such subsidiary (the “Vessel Owner”), no other action is necessary to establish and perfect such Vessel Owner’s title to and interest in such vessel (the “Owned Vessel”) as against any charterer or third party and each such Vessel Owner has good and marketable title to the Owned Vessel, free and clear of all mortgages, pledges, liens, security interests and claims and all defects of the title of record except (A) as of the date hereof, liens securing the Revolving Facility Agreement, the indenture dated as of March 19, 2014 among the Company, the guarantors from time to time a party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”) and the Secured Notes; and each such Owned Vessel is in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction except for failures to be in good standing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(dd) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and or as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto), (i) the Company and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, computer software and know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; (ii) the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and (iii) the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others and, the Company, after reasonable inquiry, has no knowledge of any facts which would form a reasonable basis for any such claim.

(ee) Except in each case as would not adversely affect the performance of the Company under any of the Transaction Documents or reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its subsidiaries have good and marketable title to all real and personal property (including, without limitation, all rights, title and interest in insurances, freights and hires, and charters), or have valid rights to lease or otherwise use, all such items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except as of the date hereof, liens securing the Revolving Facility Agreement, the Indenture and the Secured Notes; and (ii) any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such property and buildings by the Company and its subsidiaries, taken as a whole, and none of the Company or its subsidiaries have breached or defaulted under the terms of any such lease.

(ff) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, in each case, within the meaning of and to the extent required by

Section 13(b)(2)(B) of the Exchange Act. The Company’s internal controls over financial reporting are effective, and the Company is not aware of any material weakness in the internal control over financial reporting.

(gg) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(hh) The Company and its subsidiaries (i) are in compliance with any and all applicable laws, rules, requirements, decisions, orders, regulations, conventions, codes of practice and national or international standards relating to pollution, the protection of human health and safety, natural resources or the environment (including habitats and ecosystems) or to hazardous or toxic substances or wastes, pollutants or contaminants, including, without limitation, the International Maritime Organization’s International Convention for the Prevention of Pollution from Ships, the International Maritime Dangerous Goods Code, the International Management Code for the Safe Operation of Ships and Pollution Prevention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, the International Convention on the Control of Harmful Anti-fouling Systems on Ships and the Maritime Labor Convention (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses (“Environmental Licenses”); (iii) have not received notice of any actual or potential liability under any Environmental Law, and are not subject to obligations, costs or liabilities for environmental, health or safety matters (including, without limitation, any capital or operating expenditures required for clean-up, upgrade of vessels or other equipment, or compliance with Environmental Laws or Environmental Licenses, any related constraints on operating activities and any potential liabilities to third parties) except where such non-compliance with Environmental Laws, failure to receive or comply with Environmental Licenses, or obligations, costs or liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(ii) Global Ship Lease 13 Limited is the only “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X).

(jj) To the extent that information is required to be publicly disclosed under the U.K. Financial Services Authority’s Price Stabilising

Rules (the “Stabilizing Rules”) before stabilizing transactions can be undertaken in compliance with the safe harbor provided under such Stabilizing Rules, such information has been adequately publicly disclosed (within the meaning of the Stabilizing Rules).

(kk) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes of all jurisdictions in which the Company or any of its subsidiaries conduct business and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any such governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to any economic sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions”) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, vessel, or other person (such persons, “Sanctioned Persons”) in any manner that will result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(mm) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(nn) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is

50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(oo) Except as has been disclosed to the Underwriters or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(pp) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate (acting on behalf of the Company or any of its subsidiaries) of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (“FCPA”)) or any foreign political party or official thereof or any candidate for foreign political office, and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates (acting on behalf of the Company or any of its subsidiaries) have conducted their businesses in compliance with the FCPA and the U.K. Bribery Act 2010, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(qq) Any certificate signed by any officer of the Company and delivered to the Manager or counsel for the Underwriters in connection with the offering of the Securities and the Preferred Shares shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company, at a purchase price of $24.2125 per share (the “Purchase Price”) the respective number of Firm Securities set forth opposite its name in Schedule I hereto.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, up to 210,000 Additional Securities at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Securities shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Securities but not payable on such Additional Securities. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Option Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Securities (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Securities to be purchased on such Option Closing Date as the number of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Securities.

3. [RESERVED]

4. Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of the Securities as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

5. Payment and Delivery. Payment for the Underwriters’ Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City on August 20, 2014, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

In addition, in the event that any or all of the Additional Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Additional Securities shall be made at such place as shall be agreed upon by the Manager and the Company, at 10:00 A.M. (Eastern Time) on each Option Closing Date as specified in the notice described in Section 2 from the Manager to the Company, or such other time on the same date or on such other date as shall be agreed upon by the Manager and the Company.

Payment for the Firm Securities, and for any of the Additional Securities, if applicable, shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Manager through the facilities of The Depositary Trust Company for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Manager, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Securities and the Additional Securities, if any, which it has agreed to purchase. The Manager, individually and not as a representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Securities or the Additional Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Date or the relevant Option Closing Date, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

The Firm Securities and the Additional Securities, if any, shall be in such denominations and registered in such names as the Manager may request in writing at least one full business day before the Closing Date or the relevant Option Closing Date, as the case may be.

6. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) The Company shall have requested and caused Simpson Thacher & Bartlett LLP, U.S. counsel for the Company, to furnish to the Manager its opinion and negative assurance letter, dated the Closing Date and addressed to the Manager substantially in the form set forth in Exhibit A hereto.

(b) The Company shall have requested and caused Seward & Kissel LLP, Marshall Islands counsel for the Company to furnish to the Manager its opinion, dated the Closing Date and addressed to the Manager substantially in the form set forth in Exhibit B hereto.

(c) The Manager shall have received from Shearman & Sterling LLP, counsel for the Underwriters, such opinions and negative assurance letter, dated the Closing Date and addressed to the Manager, with respect to the issuance and sale of the Securities, the Time of Sale Prospectus (as amended or supplemented at the Closing Date) and other related matters as the Manager may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished to the Manager a certificate of the Company signed by (x) the principal executive officer and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Time of Sale Prospectus and any supplements or amendments thereto, and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) since the date of the most recent financial statements included or in the Time of Sale Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Time of Sale Prospectus (exclusive of any amendment or supplement thereto); and

(iii) the sale of the Securities hereunder has not been enjoined (temporarily or permanently).

(e) At the date hereof and at the Closing Date, the Company shall have requested and caused PricewaterhouseCoopers Audit to furnish to the Manager letters, dated respectively as of this Agreement and as of the Closing Date, in form and substance reasonably satisfactory to the Manager.

(f) Prior to the Closing Date, an application shall have been made for admission, listing and trading of the Securities on the NYSE, and satisfactory evidence of such shall have been provided to the Manager.

(g) The Company shall have executed the Certificate of Designation. The Deposit Agreement shall have been executed and delivered by each party thereto.

(h) Subsequent to the date of this Agreement or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment or supplement thereto) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto), the effect of which is, in the sole judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

(i) In the event that the Underwriters exercise their option provided in Section 2 hereof to purchase all or any portion of the Additional Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by any of the Company hereunder shall be true and correct as of each Option Closing Date and, at the relevant Option Closing Date, the Manager shall have received:

(i) A certificate, dated such Option Closing Date, of (x) the principal executive officer and (y) the principal financial or accounting officer of the Company, confirming that the certificate they delivered on the Closing Date pursuant to Section 6(d) hereof remain true and correct as of such Option Closing Date.

(ii) The favorable opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, U.S. counsel for the Company, dated such Option Closing Date and addressed to the Manager, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinions required by Section 6(a) hereof.

(iii) The favorable opinion of The Company shall have requested and caused Seward & Kissel LLP, Marshall Islands counsel for the Company, dated such Option Closing Date and addressed to the Manager, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinions required by Section 6(b) hereof.

(iv) The favorable opinion and negative assurance letter of Shearman & Sterling LLP, counsel for the Underwriters, dated such Option Closing Date and addressed to the Manager, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(c) hereof.

(v) A letter from PricewaterhouseCoopers Audit, in form and substance satisfactory to the Manager and dated such Option Closing Date, substantially in the same form and substance as the letter furnished to the Manager pursuant to Section 6(e) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Option Closing Date.

With respect to Section 6(a) above, counsel for the Company may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus, the Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified. With respect to Section 6(c), Shearman & Sterling LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus, the Prospectus and any amendments or supplements thereto (other than the documents incorporated by reference) and upon review and discussion of the contents of the Registration Statement, the Time of Sale Prospectus and the Prospectus (including documents incorporated by reference), but are without independent check or verification, except as specified.

The opinions of counsel for the Company described in Sections 6(a) and 6(b) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

7. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 7(e) or 7(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus (other than amendments or supplements as a result of filings made by the Company under the Exchange Act), to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company relating to the Securities and not to use or refer to any such proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Securities and the Preferred Shares, as in the opinion of counsel for the Underwriters, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the

Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law (in each case other than amendments or supplements as a result of filings made by the Company under the Exchange Act), forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to taxation or service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Manager of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(h) The Company will, for a period of twelve months following the date of this Agreement, furnish to the Manager all reports or other communications (financial or other) generally made available to the Company’s shareholders, and deliver such reports and communications to the Manager as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public.

(i) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Certificate of Designation and the Deposit Agreement, the issuance of the Securities and the Preferred Shares and the fees of the Depositary; (ii) the preparation, printing or reproduction of the materials contained in the draft preliminary prospectus, Time of Sale Prospectus and the Prospectus and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the draft preliminary prospectus, Time of Sale Prospectus and the Prospectus, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities and the Preferred Shares; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities and the Preferred Shares; (vi) the printing (or reproduction) and delivery of this Agreement, any other Transaction Documents, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 7(g) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification) subject to a combined legal fees cap of $20,000; (viii) the transportation and other expenses incurred by or on behalf of representatives of the Company in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) all costs and expenses incident to listing the Securities on the NYSE, (xi) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by the Financial Industry Regulatory Authority (“FINRA”) subject to a combined legal fees cap of $20,000, and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(j) The Company will indemnify and hold harmless the Underwriters against any documentary, stamp, issuance, registration, transfer or other taxes payable by the Underwriters in any jurisdiction, including any interest and penalties on the creation, issuance and sale of the Securities and the Preferred Shares and on the execution and delivery of this Agreement.

(k) The Company agrees that all amounts payable under this Agreement shall be paid in U.S. dollars and free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in the Marshall Islands or any political subdivision or any authority therein or thereof having power to tax, or of any other jurisdiction in which the Company or its subsidiary, as the case may be, is organized or is otherwise resident for tax purposes or of any jurisdiction from or through which a payment is made by or on behalf of the Company, unless such deduction or withholding is required by applicable law, in which event the

Company, will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding; provided, however, that no such additional amounts shall be paid on account of (i) any deduction or withholding for or on account of any current or future taxes, levies, imposts, duties, charges, or other deductions or withholdings which would not have been imposed or withheld but for the existence of any present or former connection between any of the Underwriters and the jurisdiction imposing such taxes, levies, imposts, duties, charges, or other deductions or withholdings, including such Underwriters having been a resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein (other than a connection arising solely from the mere receipt of payments under this Agreement) or (ii) any deduction or withholding for or on account of any current or future taxes, levies, imposts, duties, charges, or other deductions or withholdings imposed or withheld by reason of the failure by any Underwriter to comply with a reasonable request of the payer addressed to such Underwriter to provide certification, information, documents or other evidence concerning the nationality, residence or identity of such Underwriter or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the jurisdiction imposing such taxes, levies, imposts, duties, charges, or other deductions or withholdings as a precondition to exemption from all or part of such taxes, levies, imposts, duties, charges, or other deductions or withholdings.

(l) The Company will use the net proceeds received by them from the sale of the Securities pursuant to this Agreement (i) in the manner specified in each of the Time of Sale Prospectus and the Prospectus under the caption “Use of Proceeds” and (ii) in accordance with Section 1(nn) of this Agreement.

(m) If the third anniversary of the initial effective date of the Registration Statement occurs before all the Securities have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission;

(n) The Company also covenants with each Underwriter that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the Underwriters, it will not, during the period ending 30 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, securities of the Company that are substantially similar to the Securities, including but not limited to securities convertible into or exercisable or exchangeable for Preferred Stock or a substantially similar security (including, without limitation, any Depositary Shares). The foregoing sentence shall not apply to the Preferred Shares or Securities to be sold hereunder.

(o) The Company will use its commercially reasonable efforts to effect the listing of the Securities on the NYSE within 30 days of the Closing Date.

(p) To prepare a final term sheet relating to the offering of the Securities, containing only information that describes the final terms of the Securities or the offering in a form consented to by the Managers, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Securities.

8. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

9. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each underwriter, the directors, officers, employees, Affiliates and selling agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, the Prospectus or any amendment or supplement thereto, any Company information that the Company has filed or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act, any or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities and the Preferred Shares, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Prospectus, Prospectus, any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter specifically for inclusion therein (it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof). This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless the Company, each of their respective directors, each of their respective officers who sign the Registration Statement, and each person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter specifically for inclusion in the Time of Sale Prospectus, the Prospectus or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that any Underwriter may otherwise have. The Company acknowledges that, in the Time of Sale Prospectus and the Prospectus, (i) the names of the Underwriters appearing on the front cover page and the back cover page, (ii) the final sentence of the front cover page regarding delivery of the Securities, (iii) the names of the Underwriters appearing in the table directly beneath the first paragraph under the caption “Underwriting” and (iv) the statements in paragraphs 11, 15 and 16 under the caption “Underwriting” constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Time of Sale Prospectus, the Prospectus or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ not more than one separate counsel (including not more than one local counsel (in each applicable jurisdiction)), and the indemnifying party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total purchase discounts, commissions and expense reimbursements. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, Affiliate and selling agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

10. Default by an Underwriter. If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Securities Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Securities and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Securities and the aggregate number of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 11 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through the Manager on demand for all expenses (including reasonable fees and disbursements of their counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

11. Termination. The Underwriters may terminate this Agreement, by notice given by you to the Company, at any time at or prior to Closing Date (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Registration Statement, the Time of Sale Prospectus and the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in your judgment, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities and the Preferred Shares or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE or in the NASDAQ Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the FINRA or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either U.S. Federal, New York or United Kingdom authorities.

12. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or their respective officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or the Company or any of the indemnified persons referred to in Section 9 hereof, and will survive delivery of and payment for the Securities. The provisions of the second paragraph of Section 10 and Sections 8 hereof shall survive the termination or cancellation of this Agreement.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; and notices to the Company will be mailed, delivered or telefaxed to Susan Cook and confirmed to it at Portland House, Stag Place, London SW1E 5RS, United Kingdom, attention of the Chief Financial Officer.

14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 9 hereof and their respective successors, and no other person will have any right or obligation hereunder.

15. Jurisdiction. The Company agrees that any suit, action or proceeding against it brought by any Underwriter, the directors, officers, employees and agents of any Underwriter, or by any person who controls any Underwriter, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Underwriter, the directors, officers, employees, Affiliates and agents of any Underwriter, or by any person who controls any Underwriter, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Underwriter, the directors, officers, employees, Affiliates and agents of any Underwriter, or by any person who controls any Underwriter, in any court of competent jurisdiction in the United Kingdom or the Marshall Islands.

16. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

17. Applicable Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

18. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any Affiliate through which they may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

20. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$”, is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

21. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

22. Counterparts. This Agreement may be signed in one or more counterparts (which counterparts include counterparts delivered by any standard form of telecommunication, including, without limitation, electronic communication), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

23. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

Very truly yours,

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian Webber
	Name:	Ian Webber
	Title:	Chief Executive Officer

Accepted as of the date hereof

MORGAN STANLEY & CO. LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Don P. Devendorf
	Name:	Don P. Devendorf
	Title:	Executive Director

SCHEDULE I

Underwriter	Number of Securities To Be Purchased

Morgan Stanley & Co. LLC	1,120,000
Ladenburg Thalmann & Co. Inc.	140,000
National Securities Corporation	140,000

Total	$1,400,000

I-1

SCHEDULE II

Global Ship Lease, Inc.

1,400,000 Depositary Shares

Each Representing 1/100th of One Share of

8.75% Series B Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25.00 per Depositary Share)

August 13, 2014

Issuer:	Global Ship Lease, Inc. (the “Issuer”)

Securities Offered:	1,400,000 Depositary Shares (“Depositary Shares”), each representing 1/100th of one share of 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares (“Series B Preferred Shares”), par value $0.01 per share, or 1,610,000 Depositary Shares if the underwriters exercise their overallotment option to purchase additional Depositary Shares in full.

Option to Purchase Additional Shares:	The underwriters have been granted a 30-day option to purchase up to an additional 210,000 Depositary Shares.

Price per Depositary Share:	$25.00 per Depositary Share; $35,000,000 total.

Underwriting Discounts:	$0.7875 per Depositary Share; $1,102,500 total.

Net Proceeds to Issuer, before expenses:	$33,897,500 (or $38,982,125 if the underwriters exercise their option to purchase additional Depositary Shares in full).

Liquidation Preference:	$2,500.00 per Series B Preferred Share (equivalent to $25.00 per Depositary Share); ($35,000,000 aggregate liquidation preference or $40,250,000 aggregate liquidation preference if the underwriters exercise their option to purchase additional Depositary Shares in full).

Maturity Date:	Perpetual (unless redeemed by the Issuer on or after August 20, 2019).

Ratings:	Neither the Depositary Shares nor the Series B Preferred Shares will be rated by any nationally recognized statistical rating organization.

Trade Date:	August 13, 2014.

Settlement Date:	August 20, 2014 (T+5).

Conversion; Exchange and Preemptive Rights:	Will not have any conversion or exchange rights or be subject to preemptive rights.

Dividend Payment Dates:	Quarterly on January 1, April 1, August 1 and October 1, commencing October 1, 2014 (each, a “Dividend Payment Date”).

Dividends:	Will accrue and be cumulative from the date the Series B Preferred Shares are originally issued and will be payable on each Dividend Payment Date, when, as and if declared by Issuer’s board of directors or any authorized committee thereof.

Dividend Rate:	8.75% per annum of the $2,500.00 per share liquidation preference of Series B Preferred Shares (equivalent to $25.00 per Depositary Share).

Optional Redemption:	At any time on or after August 20, 2019 or within 180 days after the occurrence of a fundamental change, the Issuer may redeem the Series B Preferred Shares (and cause the redemption of the Depositary Shares) at a redemption price of $2,500.00 per share of Series B Preferred Shares (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

Day Count:	30/360

CUSIP / ISIN:	Y27183 121 / MHY271831213

Sole Bookrunner:	Morgan Stanley & Co. LLC

Co-Managers:	Ladenburg Thalmann & Co. Inc. National Securities Corporation

Listing:	The Issuer has applied to have the Depositary Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “GSLPrB.” If the application is approved, trading in the Depositary Shares on the NYSE is expected to begin within 30 days after the original issuance date of the Depositary Shares. The Series B Preferred Shares represented by the Depositary Shares will not be listed and the Issuer does not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares.

ADDITIONAL INFORMATION:

All information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the Depositary Shares and is not soliciting an offer to buy the Depositary Shares in any jurisdiction where the offer or sale is not permitted.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Free Writing Prospectuses

1.	Final term sheet, dated August 13, 2014, a copy of which is attached hereto as Schedule II.

III-1